MOVIE GALLERY SIGNS FORBEARANCE AGREEMENT WITH
                MAJORITY HOLDER OF ITS 11% SENIOR NOTES

         Notifies Agents of Default Under Second Lien Facility

DOTHAN, Ala., September 4, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that the Company and the holder of a majority of principal amount of its 11% Senior Notes due 2012, have executed a Forbearance Agreement effective as of August 31, 2007. Under the agreement, the majority holder will forbear (and direct the trustee to forbear) until September 30, 2007 from exercising rights and remedies arising from any defaults occurring or existing under the Indenture dated as of April 27, 2005.

The Company also announced today that, due to its inability to meet the financial covenants contained in its first lien credit facility for the fiscal quarter ending July 1, 2007, it has sent a notice of default to the agent under its second lien facility. As a result of the default under the second lien facility, the Company also sent a notice of default to the agent under its first lien facility, which default is subject to the Company's Forbearance Agreement with the first lien lenders, dated July 20, 2007. The Company is in discussions with its second lien lenders regarding the current situation.

About Movie Gallery

The Company is the second largest North American video rental company with more than 4,499 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents more than 600 in-store departments and 14 free-standing stores serving the game market in urban locations across the United States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's proposed strategic and restructuring alternatives and liquidity outlook, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's liquidity outlook is subject to change based upon the Company's operating performance, including as a result of changes in the availability of credit from the Company's suppliers, and there can be no assurance regarding the Company's ability to complete any restructuring or other transaction. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400

Media: Andrew Siegel or Meaghan Repko, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449